Exhibit (s)(2)

Fidus Investment Corporation

Computation of Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2011	2012	2013	2014	2015
	(Dollars in Thousands)
Earnings:
Net increase in net assets resulting from operations	$15,386	$19,411	$27,203	$19,485	$25,977
Add back: Income tax provision	24	4	246	383	390
Add back: Income tax provision on realized gains on investments	—	—	493	17	(39)
Add back: Fixed charges	5,488	6,422	7,076	7,507	9,428

Total earnings	$20,898	$25,837	$35,018	$27,392	$35,756

Fixed Charges:
Interest and financing expenses	$5,488	$6,422	$7,076	$7,507	$9,428

Total fixed charges	$5,488	$6,422	$7,076	$7,507	$9,428

Ratio of earnings to fixed charges	3.81	4.02	4.95	3.65	3.79

Footnote disclosure:

Footnote (1) disclosure and calculation:

	Year Ended December 31,
	2011	2012	2013	2014	2015
	(Dollars in Thousands)
Earnings:
Net increase in net assets resulting from operations	$15,386	$19,411	$27,203	$19,485	$25,977
Add back: Income tax provision	24	4	246	383	390
Add back: Income tax provision on realized gains on investments	—	—	493	17	(39)
Add back: Fixed charges	5,488	6,422	7,076	7,507	9,428
Exclude: Net change in unrealized appreciation (depreciation) on investments	(16,171)	(1,749)	22,188	(13,250)	10,086

Total earnings	$4,727	$24,088	$57,206	$14,142	$45,842

Fixed Charges:
Interest and financing expenses	$5,488	$6,422	$7,076	$7,507	$9,428

Total fixed charges	$5,488	$6,422	$7,076	$7,507	$9,428

Ratio of earnings to fixed charges	0.86	3.75	8.08	1.88	4.86

Footnote (2) disclosure and calculation:

	Year Ended December 31,
	2011	2012	2013	2014	2015
	(Dollars in Thousands)
Earnings:
Net increase in net assets resulting from operations	$15,386	$19,411	$27,203	$19,485	$25,977
Add back: Income tax provision	24	4	246	383	390
Add back: Income tax provision on realized gains on investments	—	—	493	17	(39)
Add back: Fixed charges	5,488	6,422	7,076	7,507	9,428
Exclude: Net change in unrealized appreciation (depreciation) on investments	(16,171)	(1,749)	22,188	(13,250)	10,086
Exclude: Net realized (losses) gains on investments	12,318	(1,975)	(30,588)	17,029	(9,531)

Total earnings	$17,045	$22,113	$26,618	$31,171	$36,311

Fixed Charges:
Interest and financing expenses	$5,488	$6,422	$7,076	$7,507	$9,428

Total fixed charges	$5,488	$6,422	$7,076	$7,507	$9,428

Ratio of earnings to fixed charges	3.11	3.44	3.76	4.15	3.85